THE LAW OFFICE OF
RONALD N. VANCE, P.C.
Attorney at Law

October 18, 2010

Board of Directors
PSM Holdings, Inc.

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PSM Holdings, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about October 19, 2010, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,634,587 shares of the Company’s Common Stock (the “Shares”), subject to issuance by the Company upon the exercise of stock options or the grant of shares of Common Stock under the Company’s 2002 Stock Option/Stock Issuance Plan (the “Plan”).  In rendering this opinion, I have examined such matters of fact as I have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.	the Company’s Articles of Incorporation, as amended;

2.	the Company’s Bylaws;

3.	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

4.	resolutions of the Board of Directors; and

5.	the Plan and the forms of notice of grant of stock option and stock option agreement thereunder and the stock issuance form.

In my examination of documents for purposes of this opinion, I have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to me as originals, the conformity to originals and completeness of all documents submitted to me as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  I have also assumed that the certificates representing the Shares will be, when issued, properly signed by authorized officers of the Company or their agents and that the stock option agreements will be duly executed and delivered by all parties thereto.

As to matters of fact relevant to this opinion, I have relied solely upon my examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents.  I have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

The opinions expressed below are limited to the laws of the State of Nevada (including the applicable provisions of the Nevada Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Board of Directors
PSM Holdings, Inc.
October 18, 2010

Based upon the foregoing, it is my opinion that the 1,634,587 Shares that may be issued and sold by the Company upon the exercise of the options or granted and issued under the stock grant program of the Plan, when issued, sold and delivered in accordance with the applicable Plan and agreements and in the manner and for the consideration stated in the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) general principles of equity (whether considered in a proceeding in equity or at law); and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on my understanding of facts in existence as of such date after the aforementioned examination.  I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Ronald N. Vance, P.C.

By:	/s/ Ronald N. Vance
Ronald N. Vance, President